Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AESI HOLDINGS INC.

October 2, 2023

ARTICLE I

NAME

SECTION 1.1. Name. The name of the corporation is AESI Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

SECTION 2.1. Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

SECTION 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITALIZATION

SECTION 4.1. Capitalization. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

SECTION 5.2. Number. The number of directors of the Corporation shall be as specified, or determined in the manner provided, in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote on all matters voted or acted upon by the Board.

ARTICLE VI

BYLAWS

SECTION 6.1. Bylaws. In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of the State of Delaware, the Board is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation or adopt new bylaws without any action on part of the stockholders; provided that any bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

SECTION 7.1. Limitation of Director and Officer Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Article VII that purports to limit the liability of a director or officer shall be prospective only and shall not affect any limitation of liability of a director or officer, as applicable, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 8.1. Amendments. The Corporation reserves the right at any time, and from time to time, to amend, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.